EXHIBIT 99.1

For more information contact:	January 18, 2005

Glenda Allred (334) 240-5064

COLONIAL BANCGROUP ANNOUNCES RECORD

EARNINGS PER SHARE OF $1.33 AND

A 17% INCREASE IN NET INCOME OVER 2003

MONTGOMERY, AL — The Colonial BancGroup, Inc. Chairman and CEO, Robert E. Lowder, announced today that the Company had record earnings for 2004 of $1.33 per diluted share, an 11% increase over the $1.20 recorded in the previous year. Net income for the year was $175.3 million, a 17% increase over the $149.9 million recorded in 2003.

Net income for the fourth quarter 2004 was $47.2 million compared to net income of $37.7 million for the fourth quarter of 2003, an increase of 25%. Earnings per share were $0.35 in the fourth quarter of 2004 compared to $0.30 per share in the fourth quarter of 2003, a 17% increase.

“Colonial’s record performance in 2004 clearly demonstrates the results of locating the franchise in some of the most attractive and fastest growing markets in America,” said Mr. Lowder.

Net interest income for the year increased by 15% over 2003, while net interest income for the fourth quarter of 2004 increased 5.4% over the prior quarter. The net interest margin increased to 3.63% for 2004, an 18-basis-point increase over 2003 and was 3.68% for the fourth quarter of 2004, a four basis point improvement over the third quarter of 2004, representing the fifth consecutive quarter of net interest margin expansion.

Colonial’s average non-time deposits grew by $1.4 billion, or 26% (21% excluding the effects of the acquisition of P.C.B. Bancorp, Inc. (PCB)), from 2003, and by $284 million, or 16% annualized, from the third quarter to the fourth quarter of 2004. Total deposits increased by $1.9 billion, or 19% (14% excluding PCB), from December 31, 2003 and by $464.5 million or 16.6% annualized from September 30, 2004. “Colonial’s retail banking franchise gained tremendous momentum this year. Finishing the year with 21% internal growth in average non-time deposits and with 57% of the Company’s non-time deposits in Florida represent significant milestones for Colonial,” said Mr. Lowder.

Total loans, excluding mortgage warehouse loans, increased by $1.1 billion, or 10.7% (6.1% excluding PCB), from December 31, 2003 to December 31, 2004. Total loans, excluding mortgage warehouse loans, grew by $232 million or 8% annualized from September 30, 2004 to December 31, 2004. Mortgage warehouse loans increased 13.5% from December 31, 2003 and by 24.3% annualized from September 30, 2004.

“We are pleased with our loan growth and are extremely proud that we achieved good growth while improving upon already excellent credit quality. Colonial’s nonperforming asset ratio reached a record low of 0.29% at December 31, 2004, improving by four basis points from its previous record low at September 30, 2004. We have consistently improved our nonperforming asset ratio every quarter since the third quarter of 2003. Net charge-offs of 0.19% of average loans for 2004 is expected to be among the lowest reported for banks our size,” said Mr. Lowder. “Additionally, we believe that Colonial’s primarily floating or adjustable rate loan portfolio positions the bank well for increasing interest rates in the months ahead,” added Mr. Lowder.

Noninterest income for the year ended 2004 was $138 million, an increase of 3.8% over 2003. Increases in deposit service charges, fees for electronic banking services, gains on sales of securities and other income were offset by decreases in mortgage origination income and financial planning services revenues. Noninterest income for the fourth quarter 2004 increased 2.9% over the third quarter primarily due to an increase in income from the purchase of additional bank owned life insurance and net gains on the sale of property held for sale and ORE.

Noninterest expense for 2004 increased 12.6% over the prior year, excluding net losses on early extinguishment of debt. Colonial enhanced its franchise by adding 30 new locations including 16 through acquisitions during 2004. These new locations and acquisition related expenses accounted for one-third of the total increase in noninterest expense. Noninterest expense for the fourth quarter 2004 increased 6.8% over third quarter 2004, excluding losses on early extinguishment of debt. Increases in noninterest expense, other than new branches, for the year and the quarter relate to salaries and benefits, legal cost, occupancy expenses for branch closures, technology initiatives and accounting fees associated with Sarbanes Oxley 404 compliance.

In December 2004, Colonial prepaid $50 million of a Federal Home Loan Bank (FHLB) advance bearing interest at 5.69% resulting in a prepayment fee of $1.25 million. As previously announced, in the first quarter of 2004, Colonial prepaid $462 million in FHLB advances resulting in a prepayment fee of $6.18 million. Total prepayment fees incurred in 2004 were $7.4 million.

Colonial also announced today, in a separate release, that it has entered into a definitive agreement to acquire First Federal Savings Bank of Lake County (FFLC). FFLC, headquartered in Leesburg, Florida, had total assets of $1 billion, total deposits of $795 million and total loans of $884 million at December 31, 2004. FFLC currently operates 16 full-service offices in Lake, Sumter, Citrus and Marion counties in Central Florida. Once completed, this transaction coupled with Colonial’s pending acquisition of Union Bank of Florida (Broward County), will make Colonial the fifth largest commercial bank in Florida with 161 branches, approximately $7.4 billion in deposits and $11.0 billion in assets in that state.

Colonial BancGroup currently operates 292 branches in Florida, Alabama, Georgia, Nevada and Texas with $18.9 billion in assets. The Company’s common stock is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.

More detailed information on Colonial BancGroup’s quarterly earnings was filed today on Form 8-K with the Securities and Exchange Commission and may be obtained from Colonial BancGroup’s corporate website at www.colonialbank.com by clicking on the link entitled

Colonial Reports Fourth Quarter Earnings or under the Investor Relations area of the website in the section labeled Press Releases.

This release and the above referenced Current Report on Form 8-K of which this release forms a part contain “forward-looking statements” within the meaning of the federal securities laws. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) an inability of the company to realize elements of its strategic plans for 2005 and beyond; (ii) increases in competitive pressure in the banking industry; (iii) general economic conditions, either internationally, nationally or regionally, that are less favorable than expected; (iv) expected cost savings from recent and future acquisitions are not fully realized; (v) changes in the interest rate environment which may reduce margins; (vi) management’s assumptions regarding allowance for loan losses may not be borne by subsequent events; (vii) changes which may occur in the regulatory environment (viii) costs of certain strategic initiatives and (ix) other factors more fully discussed in our periodic reports filed with the Securities and Exchange Commission. When used in this Report, the words “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” “outlook,” “anticipates” and similar expressions as they relate to BancGroup (including its subsidiaries) or its management are intended to identify forward-looking statements. Forward-looking statements speak only as to the date they are made. BancGroup does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS (Unaudited)

Statement of Condition Summary (Dollars in millions)	December 31, 2004	December 31, 2003	% Change December 31, '03 to '04
Total assets	$18,897	$16,273	16%
Total loans, net:
Mortgage warehouse loans	1,115	982	14%
All other loans	11,743	10,606	11%
Securities available for sale and investment securities	3,654	3,111	17%
Non-time deposits	7,331	5,868	25%
Total deposits	11,647	9,769	19%
Shareholders’ equity	1,394	1,178	18%

	Twelve Months Ended		% Change December 31, '03 to '04	Three Months Ended		% Change December 31, '03 to '04
Earnings Summary (In thousands, except per share amounts)	December 31, 2004	December 31, 2003		December 31, 2004	December 31, 2003
Net Income:
Net interest income (taxable equivalent)	$586,326	$508,935	15%	$158,332	$131,339	21%
Provision for loan losses	26,994	37,378	-28%	5,388	9,202	-41%
Noninterest income excluding security gains (losses)(1)	130,483	128,209	2%	33,893	31,973	6%
Security gains (losses), net	7,544	4,813	57%	127	954	-87%
Noninterest expense excluding loss on ext. of debt(1)	422,434	375,124	13%	113,762	97,362	17%
Loss on early extinguishment of debt	7,436	—	—	1,253	—	—
Net Income	$175,348	$149,927	17%	$47,227	$37,738	25%

EARNINGS PER SHARE:
Net Income
Basic	$1.34	$1.20	12%	$0.35	$0.30	17%
Diluted	$1.33	$1.20	11%	$0.35	$0.30	17%
Average shares outstanding	131,144	124,615		133,755	126,290
Average diluted shares outstanding	132,315	125,289		135,017	127,135

KEY RATIOS:
Net interest margin	3.63%	3.45%	5%	3.68%	3.53%	4%
Book value per share	$10.41	$9.28	12%	$10.41	$9.28	12%
Dividends paid per share	$0.58	$0.56	4%	$0.145	$0.14	4%

Nonperforming Assets	December 31, 2004	December 31, 2003
Total non-performing assets ratio	0.29%	0.65%
Allowance as a percent of nonperforming loans	548%	240%
Net charge-offs ratio:
Quarter to date (annualized)	0.12%	0.30%
Year to date	0.19%	0.31%

(1)	Certain reclassifications have been made to the 2003 financial statements to conform to the 2004 presentations.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

						Twelve Months Ended
Earnings Summary (Dollars in thousands, except per share amounts)	4th Qtr. 2004	3rd Qtr. 2004	2nd Qtr. 2004	1st Qtr. 2004	4th Qtr. 2003	December 31, 2004	December 31, 2003
Net interest income	$157,939	$149,835	$143,635	$133,107	$130,816	$584,516	$506,643
Provision for loan loss	5,388	7,153	6,519	7,934	9,202	26,994	37,378

Noninterest income:(1)
Service charges on deposit accounts	14,220	15,033	15,029	14,185	14,237	58,467	53,614
Financial planning services	3,233	3,030	3,983	3,124	3,587	13,370	15,112
Electronic banking	3,455	3,157	3,180	2,812	2,554	12,604	10,186
Mortgage banking	1,908	2,162	2,373	1,990	2,243	8,433	17,233
Securities gains (losses), net	127	367	(392)	7,442	954	7,544	4,813
Other income	11,077	9,311	9,071	8,150	9,352	37,609	32,064

Total noninterest income	34,020	33,060	33,244	37,703	32,927	138,027	133,022

Noninterest expense:(1)
Salaries and employee benefits	57,603	55,509	54,283	50,700	50,524	218,095	196,149
Occupancy and equipment expenses	24,442	23,162	21,874	21,197	21,703	90,675	82,263
Amortization of intangibles	1,926	1,925	1,390	1,123	1,128	6,364	4,385
Merger related expenses	65	662	1,190	82	86	1,999	271
Loss on early extinguishment of debt	1,253	—	—	6,183	—	7,436	—
Other expense	29,726	25,283	25,965	24,327	23,921	105,301	92,056

Total noninterest expense	115,015	106,541	104,702	103,612	97,362	429,870	375,124

Income before tax	71,556	69,201	65,658	59,264	57,179	265,679	227,163
Income tax	24,329	23,528	22,324	20,150	19,441	90,331	77,236

Net Income	$47,227	$45,673	$43,334	$39,114	$37,738	$175,348	$149,927

Earnings per share—Diluted
Net Income	$0.35	$0.34	$0.33	$0.31	$0.30	$1.33	$1.20

Selected ratios
Return on average assets*	1.01%	1.02%	1.01%	0.98%	0.94%	1.01%	0.95%
Return on average equity*	13.60%	13.74%	14.04%	13.10%	12.92%	13.63%	13.47%
Efficiency ratio(2)	59.18%	58.23%	58.90%	59.45%	59.62%	58.93%	58.88%
Noninterest income(2)/ avg assets*	0.73%	0.73%	0.78%	0.75%	0.80%	0.75%	0.81%
Noninterest expense(2)/ avg assets*	2.45%	2.40%	2.43%	2.42%	2.45%	2.42%	2.37%

Net interest margin	3.68%	3.64%	3.60%	3.58%	3.53%	3.63%	3.45%
Equity to assets	7.37%	7.55%	7.30%	7.46%	7.24%
Tier one leverage	7.15%	7.26%	7.30%	7.56%	7.50%
Tangible capital ratio	5.40%	5.51%	5.16%	5.85%	5.60%

(1)	Certain reclassifications have been made to prior period financial statements to conform to current presentations.
(2)	Noninterest income excludes gains (losses) on sale of securities and noninterest expense excludes loss on early extinguishment of debt.
*	Annualized

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)

STATEMENTS OF CONDITION (Dollars in thousands)	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
Assets:(2)
Cash and due from banks	$334,470	$335,836	$357,862	$311,460	$329,152
Interest-bearing deposits in banks	23,407	11,308	10,912	11,534	16,565
Federal funds sold and securities purchased under agreements to resell	246,491	262,415	37,144	9,000	—
Securities available for sale	3,647,402	3,520,259	3,338,855	3,008,651	3,100,321
Investment securities	6,152	6,759	7,377	8,745	10,387
Loans held for sale	678,496	508,317	545,905	365,245	378,324
Total loans, net:
Mortgage warehouse loans	1,114,923	1,050,990	1,041,070	1,070,040	982,488
All other loans	11,742,888	11,511,363	11,264,957	10,758,947	10,606,407
Less: Allowance for loan losses	(148,802)	(147,058)	(147,000)	(140,476)	(138,549)

Loans, net	12,709,009	12,415,295	12,159,027	11,688,511	11,450,346
Premises and equipment, net	270,236	268,249	270,282	253,859	246,170
Intangible assets, net	394,140	392,560	395,381	281,139	282,190
Other real estate owned	9,865	9,286	11,084	15,432	17,821
Bank owned life insurance	315,739	212,290	209,955	185,098	182,857
Accrued interest and other assets	261,743	248,725	249,235	360,324	259,169

Total Assets	$18,897,150	$18,191,299	$17,593,019	$16,498,998	$16,273,302

Liabilities and Shareholders’ Equity:
Non-interest bearing deposits	$2,464,817	$2,364,758	$2,336,072	$2,068,798	$2,021,901
Interest-bearing deposits	4,322,433	4,213,962	4,036,973	3,519,129	3,314,328
Savings deposits	543,717	562,333	550,909	538,005	531,419

Total non-time deposits	7,330,967	7,141,053	6,923,954	6,125,932	5,867,648
Time deposits	4,315,645	4,041,032	3,962,168	3,923,840	3,900,944

Total deposits	11,646,612	11,182,085	10,886,122	10,049,772	9,768,592
Short-term borrowings	3,523,624	3,239,221	3,042,573	2,960,575	3,311,640
Subordinated debt	273,598	278,225	270,536	286,723	278,428
Junior subordinated debt	313,213	315,552	309,324	306,824	299,917
FHLB and other long-term debt	1,631,617	1,734,966	1,727,326	1,501,926	1,364,969
Other liabilities	114,871	67,463	73,643	162,781	71,451

Total liabilities	17,503,535	16,817,512	16,309,524	15,268,601	15,094,997

Common stock, par value $2.50 share (1)	334,559	334,043	333,601	318,000	317,437
Additional paid in capital	343,694	333,791	332,629	238,856	237,134
Retained earnings	725,039	697,215	670,908	646,022	625,326
Unearned compensation	(449)	(648)	(1,087)	(1,157)	(1,134)
Accumulated other comprehensive (loss) income, net of taxes	(9,228)	9,386	(52,556)	28,676	(458)

Total shareholders’ equity	1,393,615	1,373,787	1,283,495	1,230,397	1,178,305

Total Liabilities and Shareholders’ Equity	$18,897,150	$18,191,299	$17,593,019	$16,498,998	$16,273,302

(1) Common Shares Authorized	200,000,000	200,000,000	200,000,000	200,000,000	200,000,000
Common Shares Issued	133,823,776	133,617,232	133,440,337	127,199,880	126,974,668
Common Shares Outstanding	133,823,776	133,617,232	133,440,337	127,199,880	126,974,668

(2)	Certain reclassifications have been made to prior period financial statements to conform to current presentations.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

	Three Months Ended
AVERAGE VOLUME AND RATES (unaudited)
(Dollars in thousands)	December 31, 2004			September 30, 2004			December 31, 2003
	Average Volume	Interest	Rate	Average Volume	Interest	Rate	Average Volume	Interest	Rate
Assets:
All other loans, net of unearned income(2)(3)	$11,578,356	$171,520	5.90%	$11,344,719	$160,229	5.62%	$10,385,354	$146,984	5.62%
Mortgage warehouse loans	1,093,012	12,323	4.49%	1,035,679	10,544	4.05%	1,079,864	10,742	3.95%
Loans held for sale	656,665	7,986	4.86%	468,791	5,018	4.28%	302,215	4,236	5.61%
Investment securities and securities available for sale(3)	3,568,634	40,566	4.55%	3,496,493	39,745	4.55%	3,023,268	33,289	4.40%
Other interest-earning assets	271,535	2,145	3.14%	119,261	806	2.68%	28,972	88	1.20%

Total interest-earning assets(1)	17,168,202	$234,540	5.44%	16,464,943	$216,342	5.24%	14,819,673	$195,339	5.24%
Nonearning assets(3)	1,425,020			1,265,714			1,104,976

Total assets	$18,593,222			$17,730,657			$15,924,649

Liabilities and Shareholders’ Equity:
Interest-bearing non-time deposits	$4,859,792	$11,579	0.95%	$4,747,994	$10,847	0.91%	$3,753,045	$7,499	0.79%
Time deposits	4,177,959	27,849	2.65%	4,002,410	25,044	2.49%	3,907,667	24,777	2.52%
Short-term borrowings	3,314,110	15,485	1.86%	2,987,370	10,642	1.42%	2,668,036	6,975	1.04%
Long-term debt(3)	2,280,619	21,295	3.72%	2,289,851	19,543	3.40%	2,454,717	24,749	4.00%

Total interest-bearing liabilities	14,632,480	$76,208	2.07%	14,027,625	$66,076	1.87%	12,783,465	$64,000	1.99%
Noninterest-bearing demand deposits	2,445,709			2,273,263			1,865,756
Other liabilities(3)	133,683			107,009			116,717

Total liabilities	17,211,872			16,407,897			14,765,938
Shareholders’ equity	1,381,350			1,322,760			1,158,711

Total liabilities and shareholders’ equity	$18,593,222			$17,730,657			$15,924,649

Rate differential			3.37%			3.37%			3.25%
Net yield on interest-earning assets		$158,332	3.68%		$150,266	3.64%		$131,339	3.53%

(1)	Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.
(2)	Loans, net of unearned income for the purpose of this presentation excludes mortgage warehouse lending.
(3)	Unrealized gains (losses) on available for sale securities and the adjustments for mark to market valuations have been classified in either nonearning assets or other liabilities. All quarters presented were changed to reflect this presentation.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

	Twelve Months Ended December 31,
	2004			2003
AVERAGE VOLUME AND RATES (unaudited) (Dollars in thousands)	Average Volume	Interest	Rate	Average Volume	Interest	Rate
Assets
All other loans, net of unearned income(2)(3)	$11,115,275	$625,455	5.63%	$10,101,694	$591,060	5.85%
Mortgage warehouse loans	1,033,238	42,749	4.14%	1,449,236	57,990	4.00%
Loans held for sale	497,315	23,972	4.82%	373,226	19,134	5.13%
Investment securities and securities available for sale(3)	3,397,000	154,210	4.54%	2,763,667	114,283	4.14%
Other interest-earning assets	130,711	3,442	2.63%	49,151	633	1.29%

Total interest-earning assets(1)	16,173,539	$849,828	5.25%	14,736,974	$783,100	5.31%
Nonearning assets(3)	1,259,309			1,113,240

Total assets	$17,432,848			$15,850,214

Liabilities and Shareholders’ Equity:
Interest bearing non-time deposits	$4,460,177	$39,630	0.89%	$3,429,251	$27,753	0.81%
Time deposits	4,014,706	101,491	2.53%	3,999,481	111,942	2.80%
Short-term borrowings	3,085,807	41,387	1.34%	3,119,413	37,429	1.20%
Long-term debt(3)	2,264,698	80,994	3.58%	2,216,861	97,041	4.38%

Total interest-bearing liabilities	13,825,388	$263,502	1.91%	12,765,006	$274,165	2.15%
Noninterest-bearing demand deposits	2,204,989			1,845,835
Other liabilities(3)	115,677			125,987

Total liabilities	16,146,054			14,736,828
Shareholders’ equity	1,286,794			1,113,386

Total liabilities and shareholders’ equity	$17,432,848			$15,850,214

Rate differential			3.34%			3.16%
Net yield on interest-earning assets		$586,326	3.63%		$508,935	3.45%

(1)	Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.
(2)	Loans, net of unearned income for the purpose of this presentation excludes mortgage warehouse lending.
(3)	Unrealized gains (losses) on available for sale securities and the adjustments for mark to market valuations have been classified in either nonearning assets or other liabilities. All quarters presented were changed to reflect this presentation.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

NONPERFORMING ASSETS AND LOAN LOSS RESERVE ANALYSIS (unaudited)

NONPERFORMING ASSETS (Dollars in thousands)	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
Nonaccrual loans	$26,983	$32,159	$34,994	$59,618	$57,342
Restructured loans	191	233	248	263	277

Total nonperforming loans	27,174	32,392	35,242	59,881	57,619
Other real estate owned	9,865	9,286	11,084	15,432	17,821

Total nonperforming assets	$37,039	$41,678	$46,326	$75,313	$75,440

Aggregate loans contractually past due 90 days for which interest is being accrued	$8,096	$11,627	$11,537	$10,683	$10,802

Total charge-offs	$29,811	$24,853	$15,997	$7,297	$41,427
Total recoveries	(6,213)	(4,899)	(3,138)	(1,290)	(5,956)

Net charge-offs:
Year to date	23,598	19,954	12,859	6,007	35,471
Quarter to date	3,644	7,095	6,852	6,007	8,655

RATIOS
Period end:
Total nonperforming assets as a percent of net loans and other real estate	0.29%	0.33%	0.38%	0.64%	0.65%
Allowance as a percent of nonperforming assets	402%	353%	317%	187%	184%
Allowance as a percent of nonperforming loans	548%	454%	417%	235%	240%
Net charge-offs as a percent of average net loans:
Quarter to date (annualized)	0.12%	0.23%	0.23%	0.21%	0.30%
Year to date	0.19%	0.22%	0.22%	0.21%	0.31%

	December 31, 2004		September 30, 2004		December 31, 2003
ALLOWANCE FOR LOAN LOSSES % BY CATEGORY (Dollars in thousands)	Loans	Percent reserve	Loans	Percent reserve	Loans	Percent reserve
Single Family Real Estate:
Mortgage warehouse loans	$1,114,923	0.25%	$1,050,990	0.25%	$982,488	0.25%
1-4 Family real estate portfolio—held to maturity	2,228,648	0.50%	2,177,552	0.50%	1,984,476	0.50%
Other	9,514,240	1.42%	9,333,811	1.43%	8,621,931	1.46%

Total loans	$12,857,811	1.16%	$12,562,353	1.17%	$11,588,895	1.20%

Note:	The allowance allocation reflected above for mortgage warehouse loans and 1-4 family real estate portfolio loans reflects an internally developed allocation used for illustrative purposes only.

8-K Supplemental

(unaudited)

Net Interest Income

Net interest income increased $8.1 million, or 5.4%, from the third quarter of 2004 due to a four basis point improvement in the net interest margin from 3.64% to 3.68% and a $703 million increase in average earning assets.

The Federal Reserve raised the target federal funds rate 50 basis points during the quarter in addition to a 25 basis point increase on September 21, 2004, which resulted in a 52 basis point increase in the Company’s average federal funds rate for the quarter. Colonial raised its prime rate in conjunction with each increase in the target federal funds rate.

Approximately 79% of Colonial’s loan portfolio is variable or adjustable rate and increases in rate when market rates rise. As a result, loan yields, excluding mortgage warehouse loans and loans held for sale, increased 28 basis points during the quarter while the yield on mortgage warehouse loans increased 44 basis points. The yield on loans held for sale increased 58 basis points due to increased demand for this product. Average loan volume, excluding mortgage warehouse loans and loans held for sale, increased $234 million during the quarter. Average mortgage warehouse loans and average mortgage loans held for sale increased $245 million during the quarter. The average yield on securities remained constant at 4.55% and average volume increased $72 million in the quarter. The aforementioned increases in volumes and rates resulted in a 20 basis point increase in the yield on interest earning assets.

Overall funding costs increased 20 basis points in the quarter primarily due to a 44 basis point increase in the rate on short-term borrowings and a 32 basis point increase in the rate on long-term debt, which are tied to floating rates or are subject to floating rate interest rate swap agreements. In December 2004, Colonial prepaid $50 million of a Federal Home Loan Bank (FHLB) advance bearing interest at 5.69% resulting in a prepayment fee of $1.25 million. The average rate on interest bearing deposits increased only 11 basis points in the fourth quarter of 2004.

Colonial’s growth in low cost deposits has decreased its dependence on borrowings whereby total average deposits comprise 67.2% of the company’s total funding for the fourth quarter of 2004 compared to 65.0% for the fourth quarter of 2003. The shift in funding mix contributes favorably to Colonial’s interest rate risk profile and is expected to assist Colonial in containing funding costs in a rising interest rate environment.

Colonial’s interest rate risk profile was asset sensitive at December 31, 2004.

The following table reflects an analysis of the increases (decreases) in interest income and expense and the amounts attributable to volume and rate for the fourth quarter of 2004 compared to the third quarter of 2004:

Analysis of Interest Income and Expense Changes

(fully taxable equivalent basis)

(dollars in thousands)

	Increases (Decreases) from Third Quarter 2004
		Attributed to (1)
Interest Income:	Total	Volume	Rate
All other loans, net	$11,291	$3,349	$7,942
Mortgage warehouse lending	1,779	605	1,174
Loans held for sale	2,968	2,216	752
Investment securities and securities available for sale	821	844	(23)
Other interest earning assets	1,339	1,179	160

Total interest income	18,198	8,193	10,005

Interest Expense:
Interest-bearing non-time deposits	732	260	472
Time deposits	2,805	1,127	1,678
Short-term borrowings	4,843	1,258	3,585
Long-term debt	1,752	(78)	1,830

Total interest expense	10,132	2,567	7,565

Net Interest Income	$8,066	$5,626	$2,440

(1)	Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume change equals change in volume multiplied by old rate. Rate change equals change in rate multiplied by old volume. The rate/volume change equals change in volume multiplied by change in rate, and it is allocated between volume change and rate change at the ratio that the absolute value of each of those components bears to the absolute value of their total.

Securities

Securities available for sale and investment securities totaled $3.65 billion or 19.3% of total assets at December 31, 2004. The Company’s securities had an effective duration of 3.6 years. Unrealized gain/loss on securities available for sale changed from a pretax gain of $14.4 million at September 30, 2004 to a pretax loss of $14.2 million at December 31, 2004 due to increases in market rates.

Loans

Changes in period-end loan balances for the fourth quarter consisted of the following:

(in millions)	Period-end Balance 9/30/2004	Internal Change	Period-end Balance 12/30/2004
Commercial real estate and construction	$8,066	$132	$8,198
Single-family real estate	1,686	23	1,709
Other loans	1,267	54	1,321
Home equity lines	492	23	515

Total	$11,511	$232	$11,743

Mortgage warehouse lending	$1,051	$64	$1,115

Loans held for sale	$508	$170	$678

Loans, excluding mortgage warehouse lending, increased $232 million, or 8% annualized, over the third quarter of 2004. Continued emphasis on home equity lines resulted in an increase in equity line balances of approximately 20%, annualized, for the fourth quarter of 2004.

Contribution of loan growth, from September 30, 2004 to December 31, 2004, by state or division is as follows:

% of total loan growth
Texas	28%
Florida	27%
Mortgage warehouse lending unit	23%
Nevada	17%
Alabama	3%
Georgia	(2%)
1-4 family real estate portfolio loans	4%

100%

Loans, excluding mortgage warehouse lending, increased $1.1 billion or 10.7% from December 31, 2003 to December 31, 2004 (6% excluding the effects of the acquisition of P.C.B. Bancorp, Inc. (PCB)), primarily from the Company’s Florida markets.

Net charge-offs for the fourth quarter of 2004 were $3.6 million or 0.12%, annualized, of average loans. The loan loss provision for the fourth quarter 2004 was $5.4 million.

Nonperforming assets declined by $4.6 million, or 11%, from September 30, 2004 as a result of the resolution of problem assets through loan payoffs, the sale of underlying loans or the sale of the underlying property. The ratio of nonperforming assets to net loans and other real estate declined to an historically low level of 0.29% compared to 0.33% at September 30, 2004. We expect our credit quality indicators to continue to be among the best for banks over $10 billion in assets.

Deposits

Colonial continued to have strong deposit growth during the quarter with average non-time deposits growing $284 million, or 16% annualized, from the third quarter of 2004. Total deposits grew $464.5 million, or 16.6% annualized, during the quarter. The Company’s Florida markets contributed the majority of the deposit growth.

Noninterest Income

Noninterest income increased $1.2 million, excluding gains on sales of securities, over the third quarter of 2004. Increases in electronic banking fees, financial planning service revenues, income from BOLI and net gains on the sale of property held for sale and ORE ($1.1 million) were partially offset by decreases in mortgage origination income and service charges on deposit accounts. Service charges on deposit accounts declined in the fourth quarter as average deposit balances were higher than the third quarter resulting in fewer assessed charges.

Noninterest Expense

Noninterest expense increased $7.2 million, excluding loss on early extinguishment of debt, over the third quarter of 2004. Increases in noninterest expense for the quarter relate to salaries and benefits, legal cost, occupancy expenses for branch closures, technology initiatives and accounting fees associated with Sarbanes Oxley 404 compliance.

Franchise

On September 28, 2004, Colonial announced for this acquisition the signing of a definitive agreement to acquire Union Bank of Florida (Union) for approximately $233 million. The consideration for this acquisition consists of approximately 75% cash and 25% stock.

Union is headquartered in Sunrise, Florida (Broward County) and had total assets of $1 billion, total deposits of $683 million and total loans of $631 million at December 31, 2004. Union currently operates 18 offices in Miami-Dade, Broward and Palm Beach counties.

As previously announced on November 18, 2004, the Company entered into a forward equity sales agreement with Lehman Brothers to secure financing for the cash portion of the acquisition of Union. The acquisition of Union and the settlement of the forward equity sales agreement are expected to close in the first quarter of 2005.

For additional information related to the Union acquisition and the forward equity sales agreement transactions, please see the Current Report on Form 8-K filed with the SEC on September 28, 2004 and the Supplemented Prospectus filed with the SEC on November 22, 2004.

On January 18, 2005, Colonial announced the signing of a definitive agreement to acquire First Federal Savings Bank of Lake County (FFLC) for approximately $232 million. Under the terms of the agreement, FFLC shareholders will elect either 2 shares of Colonial stock or $42 in cash for each FFLC share they own. The cash consideration will be capped at 35% of the transaction. FFLC is headquartered in Leesburg, Florida, and had total assets of $1 billion, total deposits of $795 million and total loans of $884 million at December 31, 2004. FFLC currently operates 16 full-service offices in Lake, Sumter, Citrus and Marion counties in Central Florida.

For additional information related to this transaction, please see the Current Report on Form 8-K filed with the SEC on January 18, 2005.

The following is a summary of assets, deposits and branches at December 31, 2004 (pro forma including the impact of Union and FFLC):

	% of total Assets	% of non-time Deposits	% of total Deposits	Number of Branches
Florida	52%	61%	56%	161
Alabama	22%	24%	28%	115
Georgia	6%	4%	6%	22
Texas	5%	5%	4%	12
Nevada	4%	5%	4%	13
Corporate/Other	11%	1%	2%	3

We continue to evaluate potential acquisitions as well as locations for new branches to strengthen our market share in the higher growth markets where we already have a presence while optimizing customer convenience and branch profitability. As a result of these evaluations, in 2004 the Company closed 7 locations in Alabama and opened 14 locations, Florida (10), Alabama (2), Georgia (1), Nevada (1).

Outlook

The outlook presented below includes the impact of the acquisition of Union Bank of Florida.

The Company expects the target Federal Funds rate to continue to increase at a moderate pace.

We expect loans, excluding mortgage warehouse loans, to end 2005 12% to 16% higher than December 31, 2004. Mortgage warehouse loans for 2005 are expected to remain at $1 billion to $1.2 billion.

Asset quality is expected to remain excellent. Colonial expects to incur net charge-offs of 0.19% to 0.22% of average net loans in 2005.

The Company continues to experience strong growth in deposits. We expect average non-time deposits to increase 12-16% and average time deposits to increase 5-10%.

Given current market conditions and the factors mentioned previously, we expect the net interest margin to range from 3.65% to 3.70% for 2005.

Noninterest income (excluding securities gains) for the year 2005 is expected to grow 15-20%, as a result of increases in service charges on deposit accounts, electronic banking services, mortgage banking revenues and financial planning services revenues.

We anticipate that noninterest expense (excluding the early extinguishment of debt and merger related expenses) will increase 12% to 13% in comparing 2004 to 2005 due to investments in several strategic initiatives related to revenue enhancement, including new branches, completed acquisitions, technology related expenditures, including new check imaging technology, and normal operating increases.

There are a number of uncertainties that would impact the expectations noted above, including the overall strength of the economy and changes in market rates.